Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Edge U.S. Fixed Income Balanced Risk ETF (ISHFIBR) iShares Global High Yield Corporate Bond ETF (ISHGHYG) iShares iBoxx $ High Yield Corporate Bond ETF (ISHHYLD) iShares Core Total USD Bond Market ETF (ISHIUSB)
BlackRock Multi-Asset Income - Passive High Yield Portfolio (BR-INC-PHY)

The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering Commencement:
03-09-2017

Security Type:
BND/CORP


Issuer
American Axle & Manufacturing, Inc. (2025)

Selling Underwriter
J.P. Morgan Securities LLC

Affiliated Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of Underwriter(s)
J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup
Global Markets Inc., RBC Capital Markets, LLC, PNC Capital
Markets LLC, U.S. Bancorp Investments, Inc., The Huntington
Investment Company



Transaction Details

Date of Purchase
03-09-2017


Purchase Price/Share
(per share / % of par)
$100

Total Commission,
Spread or Profit
1.50%


1.	Aggregate Principal Amount Purchased (a+b)
$15,000,000

a. US Registered Funds
(Appendix attached with individual Fund/Client
purchase)
$3,470,000

b. Other BlackRock Clients
$11,530,000

2.	Aggregate Principal Amount of Offering
$700,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.02142



Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[ ] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[x] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date:
03-22-2017

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
03-22-2017

Global Syndicate Team Member